SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 4)

                           COMMODORE HOLDINGS LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G23257101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d(c)
         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 Pages

                                  SCHEDULE 13G

-------------------
CUSIP NO. G23257101
-------------------
----------- --------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Jeffrey I. Binder and Rosalie Binder, as tenants by the entireties
            ###-##-####              ###-##-####
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------- --------- ----------------------------------------
                                 5      SOLE VOTING POWER

         NUMBER OF                      0
           SHARES             --------- ----------------------------------------
        BENEFICIALLY             6      SHARED VOTING POWER
          OWNED BY
            EACH                        855,455
         REPORTING            --------- ----------------------------------------
           PERSON                7      SOLE DISPOSITIVE POWER
            WITH
                                        0
                              --------- ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        855,455
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            855,455
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            This amount excludes 640,000 shares of common stock and warrants to acquire 232,634 shares of common stock owned by JeMJ Financial
            Services, Inc., a company that is controlled by Mr. Binder, individually.
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.4
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

                                Page 2 of 4 Pages

Item 1(a).        Name of Issuer:  Commodore Holdings Limited

Item 1(b).        Address of Issuer's Principal Executive
                  Offices: 4000 Hollywood Boulevard
                           South Tower, Suite 385-S
                           Hollywood, FL   33021

Item 2(a). Name of Person Filing: Jeffrey I. and Rosalie Binder, tenants by the entireties

Item 2(b).        Address of Principal Business Office or, if none,
                  Residence: 9350 S. Dixie Highway
                             Suite 1220
                             Miami, FL   33156

Item 2(c).        Citizenship: See Item 4 on Cover Page

Item 2(d).        Title of Class of Securities: Common Stock

Item 2(e).        CUSIP Number: G23257101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: NOT APPLICABLE

Item 4.           Ownership: See Items 5-11 on Cover Page

Item 5.           Ownership of Five Percent or Less of a Class: NOT APPLICABLE

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person: NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company: NOT APPLICABLE

                                Page 3 of 4 Pages

Item 8.           Identification and Classification of Members of the Group: NOT
                  APPLICABLE

Item 9.           Notice of Dissolution of Group: NOT APPLICABLE

Item 10.          Certification: NOT APPLICABLE

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2000                By: /s/ JEFFREY I. BINDER
                                           -------------------------------------
                                              Jeffrey I. Binder

Dated: February 4, 2000                By: /s/ ROSALIE BINDER
                                           -------------------------------------
                                              Rosalie Binder

                                Page 4 of 4 Pages